OMB Number			3235-0104
								Expires:	September 30, 1998
								Estimated average burden
								hours per response		0.5



			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Gerhard		Lang			H.
	(Last)		(First)		(Middle)
	300 Drakes Landing Road, Suite 290, Greenbrae, CA  94904.

2.	Date of Event Requiring Statement (Month/Day/Year) 12/30/99

3.	IRS or Social Security Number of Reporting Person (Voluntary) ______

4.	Issuer Name and Ticker or Trading Symbol  Auspex Systems, Inc. (ASPX)

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			XX   10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

6.	If Amendment, Date of Original (Month/Day/Year)  ____________

7.	Individual or Joint/Group Filing (Check Applicable line)

	___   Form filed by one Reporting Person

	_XX__ Form filed by More than One Reporting Person



FORM 3 (continued)							Page 2 of 5 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	3,000,000 (1)

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  I

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	By Lang. H. Gerhard, as general partner of investment limited partnerships, as manager of limited liability company that is a general partner of investment limited partnerships, and as sole shareholder of corporation that is a general partner of investment limited partnerships and investment adviser to client accounts.


Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	2,283,092  -- by West Highland Partners, L.P. (1)

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  D

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________


Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	540,895 -- by Buttonwood Partners, L.P. (1)

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  D

4.	Nature of Indirect Beneficial Ownership (Instr. 5)

___________________________________________________________________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (7-96)


FORM 3 (continued)							Page 3 of 5 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	2,823,987  -- by Estero Partners, LLC (1)

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  I

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	By Estero Partners, LLC, as general partner of investment limited partnerships.
	____________________


Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	3,000,000 -- by West Highland Capital, Inc.(1)

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  I

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	By West Highland Capital, Inc., as general partner of investment limited partnerships and investment adviser to client accounts.

___________________________________________________________________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (7-96)


FORM 3 (continued)							Page 4 of 5 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security
___________________________________________

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)


	Title ________________________	Amount or Number of Shares	__________

4.	Conversion or Exercise Price of Derivative Security 	_______________

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)			____________________

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

Explanation of Responses: (1) The reporting person has only a pro rata interest in the securities reported and disclaims beneficial ownership in the securities reported except to the extent of the reporting person's pecuniary interest.


							/s/ Lang H. Gerhard
							**Signature of Reporting Person   Date
								  Lang H. Gerhard		1/10/2000



**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


FORM 3 (continued)							Page 5 of 5 Pages

Joint Filer Information

Name:   West Highland Capital, Inc.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Auspex Systems, Inc. (ASPX)
Date of Event Requiring Statement:   12/30/1999
Signature:   	West Highland Capital, Inc.
			By:    /s/ Bonnie George, Chief Operating Officer

Name:   Estero Partners, LLC
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Auspex Systems, Inc. (ASPX)
Date of Event Requiring Statement:   12/30/1999
Signature:   	Estero Partners, LLC
			By:   West Highland Capital, Inc., Attorney in Fact
					By:    /s/ Bonnie George, Chief Operating Officer

Name:   West Highland Partners, L.P.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Auspex Systems, Inc. (ASPX)
Date of Event Requiring Statement:   12/30/1999
Signature:   	West highland Partners, L.P.
			By:  West Highland Capital, Inc., General Partner
				By:    /s/ Bonnie George, Chief Operating Officer

Name:	Buttonwood Partners, L.P.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   Auspex Systems, Inc. (ASPX)
Date of Event Requiring Statement:   12/30/1999
Signature:   	Buttonwood Partners, L.P.
			By:	West Highland Capital, Inc., General Partner
			By:    /s/ Bonnie George, Chief Operating Officer


CSR\2463\041\1080943.01